                                                                      EXHIBIT 12

                 PHILIP MORRIS COMPANIES INC. AND SUBSIDIARIES
               Computation of Ratios of Earnings to Fixed Charges
                            (in millions of dollars)
                                  ------------

                                              For the Years Ended December 31,
                                       -----------------------------------------------
                                        2001      2000      1999      1998      1997
                                        ----      ----      ----      ----      ----
Earnings before income taxes,
  minority interest and cumulative
  effect of accounting change          $14,284   $14,087   $12,821   $ 9,215   $10,698
  Add (deduct):
  Equity in net earnings of less than
     50% owned affiliates                 (228)     (228)     (197)     (195)     (207)
  Dividends from less than 50% owned
     affiliates                             29        70        56        70       138
  Fixed charges                          1,945     1,348     1,363     1,386     1,438
  Interest capitalized, net of
     amortization                           10         7        (2)       (5)      (16)
                                       -------   -------   -------   -------   -------
  Earnings available for fixed
     charges                           $16,040   $15,284   $14,041   $10,471   $12,051
                                       =======   =======   =======   =======   =======
  Fixed charges:
  Interest incurred:
     Consumer products                 $ 1,665   $ 1,087   $ 1,118   $ 1,166   $ 1,224
     Financial services                    102       114        89        77        67
                                       -------   -------   -------   -------   -------
                                         1,767     1,201     1,207     1,243     1,291
  Portion of rent expense deemed to
     represent interest factor             178       147       156       143       147
                                       -------   -------   -------   -------   -------
  Fixed charges                        $ 1,945   $ 1,348   $ 1,363   $ 1,386   $ 1,438
                                       =======   =======   =======   =======   =======
  Ratio of earnings to fixed charges       8.2      11.3      10.3       7.6       8.4
                                       =======   =======   =======   =======   =======